RESTATED CERTIFICATE OF INCORPORATION
                                       of

          Structured Asset Mortgage Investments Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

               FIRST. The name of the corporation is Structured Asset Mortgage Investments Inc., and the name under which the corporation was originally incorporated is Bear Stearns Mortgage Securities Inc.

               The date of filing of its original Certificate of Incorporation with the Secretary of State was October 17, 1991.

               SECOND. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions, of this Restated Certificate of Incorporation.

               THIRD. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

          1. The name of the corporation is Structured Asset Mortgage Investments Inc., (the "Corporation")

          2. The registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle and its registered agent as such address is The Corporation Trust Company.

          3. The purpose for which the Corporation is organized is to engage in the following activities:

                    (a) to purchase or otherwise acquire, own, hold, sell,
               transfer, assign, pledge, finance, refinance and otherwise deal with (i) loans or participations therein secured by mortgages, deeds of trust or similar liens on residential or commercial properties; (ii) loans or participations therein secured by security interests in or similar liens on shares issued by cooperative housing corporations and the related proprietary leases or occupancy agreements; (iii) conditional sales contracts or installment sales or loan agreements or participations therein secured by manufactured housing or other residential or commercial properties; (iv) mortgage loans, certificates or other securities guaranteed by the Government National Mortgage Association; (v) mortgage loans, certificates or other securities issued or guaranteed by the Federal National Mortgage Association; (vi) mortgage loans, certificates or other securities issued or guaranteed by the Federal Home Loan Mortgage Corporation; and (vii) mortgage pass-through certificates, collateralized mortgage obligations or other types of mortgage-related securities issued by any person or entity (collectively, clauses (i) through (vii) are referred to as the "Mortgage Collateral");

                    (b) to authorize, issue, sell, deliver or otherwise deal
               with bonds, notes or other obligations secured primarily by one or more types of Mortgage Collateral (the "Bonds");

                    (c) (i) to act as settlor or depositor of trusts formed to issue series of Bonds secured by Mortgage Collateral and to invest in or to sell beneficial interest in the same, and (ii) to act as settlor or depositor of trusts the assets of which consist of certain Mortgage Collateral and to sell beneficial interests in the same (the "Certificates");

                    (d) to transfer, pledge or assign the rights to any amounts remitted or to be remitted to the corporation by any trustee under an indenture or pooling and servicing agreement entered into with the corporation in connection with the issuance of the Bonds or Certificates; and

                    (e) to engage in any activity and to exercise any powers
               permitted to corporations under the laws of the State of Delaware which are incidental to the foregoing and necessary or convenient to accomplish the foregoing, including the ability to hold or invest cash balances on an interim basis in certain short-term investments, plus any investment income on such investments, with such investments to include any investments permitted under any indenture or pooling and servicing agreement pursuant to which Bonds or Certificates may be issued.

          4. The total number of share of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $ .01 par value for each share, all of which shall be of the same class. Each holder thereof shall be entitled to one vote at all meetings of stockholders for each share or such stock standing in his name on the books of the corporation on the record date fixed for such meeting.

          5. Election of directors need not be by ballet unless the By-laws of the corporation shall so provide. The books of the corporation may (subject to any statutory requirements) be kept at such place whether within or outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of the corporation.

          6. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors, without the assent or vote of the stockholders, shall have the power to make, alter, amend or repeal the By-laws of the corporation.

          7. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the corporation, the corporation shall not, without the prior written consent of the trustee from time to time under any indenture pursuant to which the corporation shall issue Bonds, do any of the following:

                    (a)  dissolve or liquidate, in whole or in part;

                    (b) merge or consolidate with any other corporation other than a corporation wholly-owned, directly or indirectly, by any entity owning 100% of the stock of the corporation and having a certificate of incorporation containing provisions identical to the provisions of Article 3 and this Article 7; or

                    (c) amend this Certificate of Incorporation to alter any manner or delete Article 3 or this Article 7.

          8. Subject to the limitation in Article 7 of this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          9. The corporation is to have perpetual existence.

          10. No director shall have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of such director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which such director derived an improper personal benefit.

                  FOURTH. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Structured Asset Mortgage Investments Inc. has caused this Certificate to be signed by Joseph T. Jurkowski Jr., its Vice President, this 24th day of June, 1998.

                                     STRUCTURED ASSET MORTGAGE INVESTMENT, INC.

                                     By:
                                         ------------------------------------
                                             Joseph T. Jurkowski Jr.
                                             Vice President